DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of October 18, 2011, between Ranger Funds Investment Trust (“Trust”), a Delaware Trust and Rafferty Capital Markets, LLC, (“RCM”), a corporation organized and existing under the laws of the State of New York.

WHEREAS the Trust is registered under the Investment Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and has registered one or more distinct series of shares (each series, a “Fund”) of beneficial interest (“Shares”) within certain classes (each a “Class”) for sale to the public under the Securities Act of 1933, as amended (“1933”), and has qualified its Shares for sale to the public under various state securities laws; and

WHEREAS, the Trust desires that RCM offer to the public, as principal underwriter, the Shares of each Fund listed on Schedule A (as amended from time to time) to this Agreement and RCM is willing to provide those services on the terms and conditions set forth in this Agreement in order to promote the growth of the Funds and facilitate the distribution of the Shares;

WHEREAS this Agreement has been approved by a vote of the Trust’s Board of Trustees or Directors (“Board”) and its disinterested trustees/directors in conformity with Section 15(c) under the 1940 Act; and

WHEREAS RCM is willing to act as principal underwriter for the Trust on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows;

1.

Appointment.   Subject to the terms and for the period set forth in this Agreement, the Trust hereby appoints RCM as its agent to be the principal underwriter of each Fund so as to hold itself out as available to receive and accept orders for the purchase and redemption of the Shares and redemption of Shares on behalf of the Trust and each Fund,. RCM hereby accepts such appointment and agrees to act hereunder. The Trust understands that any solicitation activities conducted on behalf of the Fund will be conducted primarily, if not exclusively, by third parties or employees of the Fund’s sponsor.

2.

Services and Duties of RCM.

a.

RCM agrees, as an agent for the Funds, during the term of this Agreement, to: (i) sell Shares on a best efforts basis from time to time during, and (ii) use reasonable efforts to facilitate the sale of Shares, each upon the terms and conditions contained set forth in this Agreement and the Registration Statement. As used in this Agreement, the term “Registration Statement” shall mean the currently effective registration statement of the Trust, and any supplements thereto, under the 1933 Act and the 1940 Act.

b.

RCM will, in its reasonable discretion, execute and deliver agreements with broker/dealers, financial institutions and other industry professionals based on forms of agreement approved from time to time by the Board with respect to the various classes of Shares of the Funds, including but not limited to forms of sales support agreements and shareholder servicing agreements approved in connection with a distribution and/or servicing plan approved in accordance with Rule 12b-1 under the 1940 Act.

c.

RCM will hold itself available to receive purchase and redemption orders satisfactory to the Trust for Shares and will accept such orders on behalf of the Trust. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Registration Statement.

d.

RCM, with the operational assistance of the Trust’s transfer agent, shall make Shares available through the National Securities Clearing Corporation’s Fund/SERV System.

e.

RCM shall adopt and follow procedures for the confirmation of sales to investors and selected dealers or selected agents, the collection of amounts payable by investors and selected dealers or selected agents on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the FINRA.

f.

RCM shall provide to investors and potential investors only such information regarding the Trust as the Trust shall provide or approve. RCM shall review and file all proposed advertisements and sales literature with appropriate regulators (including without limitation FINRA and the SEC) and shall consults with the Trust regarding any comments provided by regulators with respect to such materials.

g.

RCM shall provide to investors and potential investors only such information regarding the Trust as the Trust shall provide or approve. None of RCM, any selected dealer, any selected agent or any other person is authorized by the Trust to give any information or to make any representations other than as is contained in a Fund's Prospectus or any advertising materials or sales literature specifically approved in writing by the Trust or its agents.

h.

The offering price of the Shares shall be the price determined in accordance with, and in the manner set forth in, the most current Prospectus. The Trust shall make available to RCM, upon reasonable request, a statement of each computation of net asset value and the details of such computation.

i.

RCM at its sole discretion may repurchase Shares offered for sale by the shareholders of the Funds. Repurchase of Shares by RCM shall be at the price determined in accordance with, and in the manner set forth in, the most current Prospectus. At the end of each business day, RCM shall notify, by any appropriate means, the Trust and its transfer agent of the orders for repurchase of Shares received by RCM since the last report, the amount to be paid for such Shares (subject to confirmation by the Trust’s transfer agent), and the identity of the shareholders offering Shares for repurchases. The Trust reserves the right to suspend such repurchase right upon written notice to RCM.  RCM further agrees to act as agent for the Trust to receive and transmit promptly to the Trust’s transfer agent, shareholder requests for redemption of Shares.

j.

RCM shall not be obligated to sell a minimum number of Shares.

k.

RCM shall prepare reports for the Trust’s Board regarding its activities under this Agreement which as from time to time shall be reasonably requested by the Board.

3.

Duties of the Trust.

a.

The Trust shall keep RCM reasonably informed of such of its affairs as reasonably required  for RCM to perform its duties pursuant to this Agreement and shall provide to RCM from time to time copies of all of all financial statements and other documents to be delivered to shareholders or investors and/or that RCM may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Trust by its independent pubic accountant and such reasonable number of copies of the most current Prospectus, Statement of Additional Information (“SAI”), and annual and interim reports as RCM may request, and the Trust shall reasonably cooperate in the efforts of RCM to sell and arrange for the sale of Shares.

b.

The Trust shall maintain a currently effective Registration Statement on Form N-1A with the Securities and Exchange Commission (the “SEC”), maintain qualification with applicable states and file such reports and other documents as may be required under applicable federal and state laws. The Fund shall notify RCM in writing of the states in which the Shares may be sold and shall notify RCM in writing of any changes to such information. The Trust shall bear all expenses related to preparing such Prospectuses, SAI and other materials required by law and such other expenses, including printing and mailing expenses, related to the Trust’s communication with persons who are shareholders.

c.

The Trust shall not use any advertisements or other sales materials that have not been (i) submitted to RCM for its review and approval, and (ii) file with the appropriate regulators.

d.

The Trust represents and warrants that its Registration Statement and any advertisements and sales literature (excluding statements relative to RCM and the services it provides that are based upon written information furnished by RCM expressly for inclusion therein) of the Trust shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to RCM, pursuant to Section 3(a) hereof, shall be true and correct in all material respects.

4.

Third Party Broker-Dealers and Registered Representatives of RCM.

a.

Pursuant to Section 2(b) of this Agreement, RCM in its reasonable discretion may enter into agreements to sell Shares to such registered and qualified retail dealers, as reasonably requested by the Trust. In making agreements with such dealers, RCM shall act only as principal and not as agent for the Trust. The form of any such dealer agreement shall be mutually agreed upon and approved by the Trust (and/or its authorized officers) and RCM.

b.

Subject to applicable regulation and the fee schedule set forth in Schedule B to this Agreement, any Affiliated Person (as such term is defined in the Investment Company Act of 1940) of Ranger Capital Group Holdings, L.P., the Funds’ sponsor, shall have the option of becoming a registered representative of RCM.

5.

Services Not Exclusive.  The services furnished by RCM hereunder are not to be deemed exclusive and RCM shall be free to furnish similar services to others so long as the RCM services under this Agreement are not impaired thereby.

6.

Expenses of the Trust.  The Trust shall bear all costs and expenses of registering the Shares with the SEC and state and other regulatory bodies, and shall assume expenses related to communications with shareholders of the Trust including, but not limited to: (i)fees and disbursements of counsel and independent public accountant for services provided to the Trust;  (ii) the preparation and mailing of annual and interim reports; Prospectuses, SAIs, and proxy materials to shareholders; (iv) such other expenses related to the communications with persons who are shareholders of the Trust; and (v) the qualifications of Shares for sale under the securities laws of such jurisdictions as shall be selected by the Trust pursuant to Paragraph 3(b) hereof; and the costs and expenses payable to each such jurisdiction for continuing qualification therein.  In addition, the Trust shall bear all costs of preparing, printing, mailing and filing any advertisements and sales literature. RCM does not assume responsibility for any expenses not assumed hereunder.

7.

Compensation and Reimbursement.

a.

As compensation for the services performed by RCM under this Agreement including, but not limited to, any commissions paid for sales of Shares, the Trust shall pay RCM, within a commercially reasonable period after receipt of a quarterly invoice, the fees for services as set forth in Schedule B to this Agreement.

b.

The Trust shall reimburse RCM for such expenses set forth in Schedule B to this Agreement.

8.

Share Certificates. The Trust shall not issue certificates representing Shares unless requested to do so by a shareholder. If such request is transmitted through RCM, the Trust will cause certificates evidencing the Shares owned to be issued in such names and denominations as RCM shall from time to time direct.

9.

Representations, Warranties and Covenants of RCM.

a.

RCM is an independent contractor and shall be an agent of the

Trust only with respect to the sale and redemption of Shares.

b.

RCM hereby represents and warrants to the Trust, which

representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

i.

it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

ii.

this Agreement has been duly authorized, executed and delivered by RCM and, when executed and delivered, will constitute a valid and legally binding obligation of RCM, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

iii.

it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

iv.

it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA and all necessary state regulatory agencies.

c.

In connection with all matters relating to this Agreement, RCM will comply with the applicable requirements of the 1933 Act,

the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations.

d.

RCM shall promptly notify the Trust of the commencement of any litigation, proceedings, or enforcement actions against RCM or any of its managers, officers or directors for any reason, including the issue and sale of any of the Shares.

10.

Representations, Warranties and Covenants of the Trust.

a.

The Trust hereby represents and warrants to RCM, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

i.

 it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as an open-end management investment company under the 1940 Act;

ii.

this Agreement has been duly authorized, executed and delivered by the Trust and, when executed and delivered, will constitute a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

iii.

it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws/operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

iv.

the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

v.

the Registration Statement and Prospectus included therein have been prepared in conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder; and

vi.

the Registration Statement and Prospectus and any advertising materials and sales literature prepared by the Trust or its agent do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to RCM pursuant to this Agreement shall be true and correct in all material respects.

11.

Indemnification.

a.

The Trust agrees to indemnify, defend, and hold RCM, its officers and directors, and any person who controls RCM within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigation or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) that RCM its officers, directors, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any (i)  untrue statement of a material fact contained in the Registration Statement, Prospectus, SAI or sales literature, (ii)  omission to state a material fact required to be stated in the either thereof or necessary to make the statements therein not misleading, or (iii) failure by the Trust to comply with the terms of the Agreement; provided, that in no event shall anything contained herein be so construed as to protect RCM against any liability to the Trust or its shareholders to which RCM would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations under this Agreement.

b.

The Trust shall not be liable to RCM under this Agreement with respect to any claim made against RCM on any person indemnified unless RCM or other such person shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon RCM or such other person (or after RCM or the person shall have received notice of service on any designated agent.) However, failure to notify the Trust of any claim shall not relieve the Trust from any liability that it may have to RCM or any other person against whom such action is brought otherwise than on account of this Agreement.

c.

The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this Agreement. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants. The Trust agrees to promptly notify RCM of the commencement of any litigation or proceedings against it or any its officers or directors in connection with issuance or sale of any of its Shares.  RCM may not, without the written consent of the Trust, agree to settle any claims which are subject to indemnification pursuant to this Section 11.   Notwithstanding the above, the terms of the indemnification set forth in this Section 11(a)-(c) shall be subject to any additional terms and/or requirements set forth in the Trust’s Error and Omissions and/or Directors and Officers insurance policies (and/or any additional applicable insurance policies), a copy of which shall be provided to RCM upon request.

d.

RCM agrees to indemnify, defend, and hold the Trust, its officers and directors, and any person who controls the Trust within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities, and expenses (including the cost of investigation or defending against such claims, demands, liabilities and any counsel fees incurred in connection therewith) that the Trust, its directors or officers, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, resulting from RCM’s breach of this Agreement or failure to perform its obligations and duties under this Agreement, or arising out of or based upon any  untrue statement of a material fact not contained in information furnished to RCM by the Trust.

e.

RCM shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if RCM elects to assume the defense, the defense shall be conducted by counsel chosen by RCM and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that RCM elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If RCM does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

12.

Duration and Termination.

 a.

This Agreement shall become effective on the date first written above or such later date as indicated in Schedule A and, unless sooner terminated by as provided herein, will continue in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Trust’s Board who are neither interested persons (as defined in the 1940 Act) of the Trust (“Independent trustees/directors”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Trust.

b.

Notwithstanding the foregoing, this Agreement may be terminated in its entirety at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent trustees/directors, or by vote of a majority of the outstanding voting securities of the Trust on sixty days’ written notice to RCM or by RCM at any time, without the payment of any penalty, on one hundred twenty days prior written notice to the Trust.

c.

Any assignment of this Agreement will be deemed void.

13.

Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought. This Agreement may be amended with the approval of the Board or of a majority of the outstanding voting securities of the Trust; provided, that in either case, such amendment also shall be approved by a majority of the Independent trustees/directors.

14.

Limitation of Liability.  It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the property of the Trust, as provided in the Declaration of Trust.  The execution and delivery of this Agreement have been authorized by the Trustees and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust.  A copy of the Agreement and Declaration of Trust is on file with the Secretary of the State of Delaware.

15.

Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient upon receipt in writing at the other party’s principal offices.

16.

Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested person”, and “assignment” shall have the same meaning as such terms have in the 1940 Act.

17.

Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware and the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

18.

Anti-Money Laundering Compliance.

a.

Each of RCM and Trust acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering.  Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

b.

RCM shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by RCM with any broker-dealer or other financial intermediary that is authorized to effect transactions in Shares of the Trusts.

c.

Each of RCM and Trust agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”).  RCM undertakes that it will grant to the Trust, the Trust’s anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of RCM’s AML Operations, and related books and records to the extent they pertain to RCM’s services hereunder.  It is expressly understood and agreed that the Trust and the Trust’s compliance officer shall have no access to any of RCM’s AML Operations, books or records pertaining to other Trusts or services of RCM.

19.

Privacy.  In accordance with Regulation S-P, RCM will not disclose any non-public personal information, as defined in Regulation S-P, received from the Trust or any Trust regarding any Trust shareholder; provided, however, that RCM may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to RCM.  RCM shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Trusts.  RCM represents to the Trust that it has adopted a privacy policies and practices as required by Regulation S-P and agrees to provide the Trust a copy of that statement annually.

The Trust represents to RCM that it has adopted a privacy policies and practices as required by Regulation S-P and agrees to provide to RCM a copy of that statement annually.  RCM agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first above written.

RANGER FUNDS INVESTMENT TRUST

/s/ Jay Thompson

By: Jay Thompson

Title: Treasurer

RAFFERTY CAPITAL MARKETS, LLC

 /s/ Thomas A. Mulrooney

By:   Thomas A. Mulrooney

Title: President

SCHEDULE A

to the

DISTRIBUTION AGREEMENT

between

Ranger Funds Investment Trust

and

         Rafferty Capital Markets, LLC

Pursuant to Section 1 of the Distribution Agreement between Ranger Funds Investment Trust (“Trust”) and Rafferty Capital Markets, LLC (“RCM”), the Trust hereby appoints RCM as its agent to be the principal underwriter of the Trust with respect to its following Funds (including each class therein):

1.

Ranger Small Cap Fund

2.

Ranger Quest for Income and Growth Fund

3.

Ranger Mid Cap Fund  (upon notice of distribution launch by the Trust)

4.

Ranger International Fund (upon notice of distribution launch by the Trust)

RANGER FUNDS INVESTMENT TRUST

/s/ Jay Thompson

By: Jay Thompson

Title: Treasurer

RAFFERTY CAPITAL MARKETS, LLC

 /s/ Thomas A. Mulrooney

By:   Thomas A. Mulrooney

Title: President

Dated ___October 18, 2011_____________________________

SCHEDULE

B

Service Fees:

•

$10,000 per annum for the 1st Fund until the first anniversary of this Agreement.

•

$12,000 per annum for the 1st Fund until the second anniversary of this Agreement.

•

$15,000 per annum for the 1st Fund until the third anniversary of this Agreement.

•

$3,000 per annum for each additional Fund.

•

$1,000 per annum fee for any registered representative who is both an Affiliated Person of the Funds’ sponsor and a FINRA registered representative of Rafferty Capital Markets, LLC.

•

Service Fees shall be pro-rated for payment periods less than one year.

•

Service Fees shall be calculated on a Fund basis, notwithstanding the number of classes attributable to such Fund.

•

Service Fees for Ranger Mid Cap Fund and Ranger International Fund shall accrue Service Fees upon such time as when RCM receives notice from the Trust that such Funds have initiated a distribution launch.

Reimbursements:

•

The Trust shall reimburse RCM with respect to any pre-approved charges incurred by RCM on behalf of any Fund with respect to Fund/SERV and/or NSCC.

•

The Trust shall reimburse RCM with respect to any fees charged by FINRA with respect to regulatory/advertisement filings.